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                                                                    EXHIBIT 99.1


                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE


In re:                           )       Chapter 11
                                 )
IMAGYN MEDICAL TECHNOLOGIES,     )       (Jointly Administered)
INC., et al.,                    )
                                 )       Case No. 99-1019 (PJW)
               Debtors.          )


                                ORDER CONFIRMING
                  DEBTORS' JOINT AMENDED PLAN OF REORGANIZATION
            DATED SEPTEMBER 10, 1999, AS MODIFIED ON OCTOBER 18, 1999

         On October 18, 1999, a hearing was held before the Honorable Peter J. Walsh, United States Bankruptcy Judge, to consider confirmation of the Debtors' Joint Amended Plan of Reorganization Dated September 10, 1999 ("Plan") proposed by Imagyn Medical Technologies, Inc., a Delaware corporation, Dacomed Corporation, a Minnesota corporation, Allstate Medical Products, Inc., a Minnesota corporation, Imagyn Medical Technologies California, a California corporation, Imagyn Medical, Inc., a Delaware corporation, Osbon Medical Systems, Ltd., a Georgia corporation, and Microsurge, Inc., a Delaware corporation, each a debtor and debtor-in-possession herein (collectively, the "Debtors"). Appearances were noted in the Court's records.

         The Debtors' caused the Plan and the Amended Disclosure Statement in Support of the Plan, along with other materials directed by the Court, to be timely distributed to all creditors and equity holders, the office of the United States Trustee, the Securities and Exchange Commission, the Internal Revenue Service and all other parties in interest who requested notice. The Court reviewed and considered the Plan and the

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Memorandum of Law in Support of Confirmation of the Plan, Including
Proposed Non-Material Modifications, along with its supportive affidavits. The Court reviewed and considered all objections to the Plan, and provided an opportunity for all parties in interest to be heard at the hearing.

         The Court finds that (i) due, proper and adequate notice of the hearing on confirmation of the Plan was given to all parties in interest; (ii) all classes entitled to vote on the Plan voted to accept the Plan in accordance with the voting procedures set forth in the Court's order entered September 8, 1999 and 11 U.S.C. Section 1126; (iii) all objections to confirmation of the Plan have been withdrawn, resolved or are without merit; (iv) all the modifications of the Plan proposed at the confirmation hearing are non-material and do not adversely affect the treatment of any claims or interests and notice of the proposed modifications to the Plan was, under the circumstances, good and sufficient; (v) the Plan, as modified, and its confirmation comply with all the applicable requirements and provisions of 11 U.S.C. Section 1129; (vi) all the conditions precedent to the Plan's confirmation set forth in Section 5.1.1 of the Plan have been satisfied or duly waived; (vii) the Debtors' decision to reject the executory contracts and unexpired leases so listed in the Appendix to the Plan, and to assume all other executory contracts and unexpired leases between any of the Debtors and any other person, including the executory contracts so listed in the Appendix to the Plan, are supported by sound business reasons; and (viii) the Debtors' decision to resolve the following matters is in the best interests of the Debtors' estate: (a) the settlement of the class action claims and related derivative action, (b) the partial reclassification of the claims of Morrison & Foerster LLP and the Los Angeles Athletic Club as set forth in separate stipulations, (c) the estimation of the Timm Medical Technologies, Inc. ("Timm") claims for voting purposes and the related matters set forth in a separate stipulation, and (d) the settlements in the amendments to the four Distributor Agreements being assumed as so modified.


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         IT IS HEREBY ORDERED that:

         1. The Plan, as modified on October 18, 1999 at the confirmation hearing, is confirmed, and a true and correct copy of the Plan as so modified is attached hereto as Exhibit "1." (Capitalized terms not otherwise defined herein shall having the meaning ascribed to them in the Plan.)

         2. All executory contracts and unexpired leases to which any Debtor is a party that are listed as executory contracts to be rejected in the Appendix are deemed rejected.

         3. The Debtors' assumption of all executory contracts and unexpired leases that are listed as executory contracts to be assumed in the Appendix and all other executory contracts and unexpired leases to which any Debtor is a party that are not deemed rejected pursuant to the preceding paragraph is authorized and approved pursuant to Section 4.9 of the Plan. The Debtors' assumption of the aforementioned executory contracts and unexpired leases shall not require any cure or compensation payments except for those specific amounts set forth in the Appendix in the list of executory contracts and unexpired leases to be assumed.

         4. The settlement of (i) the securities class action against Imagyn and certain officers and former officers of Imagyn, and (ii) the related shareholder derivative action against certain officers and directors of Imagyn, is hereby approved.


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         5. The settlements relating to the four Distributor Agreements that are being assumed as modified, the terms of which are described in the Appendix in the list of executory contracts to be assumed, are authorized and approved.

         6. The stipulations relating to the claims of (i) Morrison & Foerster LLP, (ii) the Los Angeles Athletic Club, and (iii) Timm are approved.

         7. On or before November 1, 1999, the Debtors shall serve notice to all holders of Class 6 claims advising them that the holders of Allowed Class 6 claims shall be deemed to have elected the cash distribution set forth in
Section 3.4.6 of the Plan unless the Debtors have received notice on or before December 1, 1999 that a Class 6 claimant has elected to receive the stock distribution set forth in Section 3.4.6 of the Plan.

         8. In accordance with and subject to the limitations set forth in
Section 6.1 of the Plan, on the Effective Date, the Debtor shall be discharged and released, pursuant to 11 U.S.C. Section 1141(d)(1), from any and all claims that arose before the Effective Date, and such claims shall represent only the right to receive the treatment provided for in the Plan. The effect of the confirmation of the Plan and of the foregoing discharge shall be as set forth in the Plan and 11 U.S.C. Sections 524(a) and 1141.

         9. This Court shall retain jurisdiction over all the matters and purposes relating to the Debtors' cases that are set forth in Section 6.5 of the Plan.

         10. All applications for final compensation of professionals must be filed no later than sixty (60) days after the Effective Date.

         11. In accordance with Section 6.2 of the Plan, objections to claims must be filed on or before the date that is 120 days after the Effective Date or 120 days after such claim is filed, whichever is later.

         12. The Debtors shall serve notice of entry of this Order, together with a copy of this Order (excluding exhibits), on all parties entitled to notice thereof, and the Debtors shall serve notice of the actual date of the Effective Date of the Plan on all parties whose bar date for filing claims and expenses pursuant to the Plan is determined by a designated period of time following the Effective Date.

Dated: Wilmington, Delaware
       October 18, 1999


                                            /s/ Peter J. Walsh
                                            ------------------------------------
                                            Peter J. Walsh
                                            Chief Judge, United States
                                            Bankruptcy Court


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